Exhibit 99.5

ACTAVIS plc

THE AMENDED AND RESTATED 2013 INCENTIVE AWARD PLAN

NOTICE OF GRANT AND SIGNATURE PAGE

Congratulations, you (“Holder”) have been granted an option to purchase Common Stock of Actavis plc, a public limited company organized under the laws of Ireland (the “Company”), as successor to Actavis, Inc. The Option is subject to the terms and conditions of the Award Agreement and The Amended and Restated 2013 Incentive Award Plan of Actavis plc, as amended from time to time (the “Plan”), which are attached hereto as Exhibit 1-A and 1-B, and of which this Notice of Grant and Signature Page is a part. By signing this Notice of Grant and Signature Page, you represent and warrant to the Company that you have read the Award Agreement (including, the case of Holders residing outside the United States (“Foreign Holders”), the Foreign Country Appendix) and the Plan and agree to be bound by their terms. Capitalized terms not otherwise defined in this Notice of Grant and Signature Page shall be as defined in the Plan and the Award Agreement.

Subject to the terms of the Award Agreement and the Plan, the terms of this Option are set forth below:

Type of Option: NONQUALIFIED STOCK OPTION

Holder’s Name:	Total Number of Option Shares:

Date of Grant:	Purchase Price Per Share:

Subject to the terms of the Award Agreement (including, in the case of Foreign Holders, the Foreign Country Appendix) and the Plan, this Option shall become exercisable in accordance with the following schedule:

On and After This Date	This Option Shall be Exercisable With Respect to the Following Number of Shares in Each Period Becoming Fully Vested on the Date Shown.

Total Shares:

NOTE, schedule does not reflect cumulative vesting.

IN WITNESS WHEREOF, the Company has granted this Option, subject to the terms set forth herein, on the date of grant specified above.

ACTAVIS plc

Chief Executive Officer

ACCEPTED:

Note: This document constitutes the Company’s offer to enter into an agreement under the terms set forth herein. This offer will expire without further notice at 5 o’clock Pacific Time sixty days after the date of grant of the Option set forth above, unless this offer is accepted by Holder by the delivery of this original Notice of Grant and Signature Page, executed by Holder to the Company on or prior to the offer’s expiration date.

Holder’s Signature

Address

Holder’s Taxpayer Identification Number

EXHIBIT 1-A

AWARD AGREEMENT

THIS AWARD AGREEMENT, dated as of the Date of Grant appearing on the Notice of Grant and Signature Page hereof, is made by and between Actavis plc, a public limited company organized under the laws of Ireland (the “Company”), as successor to Actavis, Inc., and the Employee whose name and signature appear on the Notice of Grant and Signature Page hereof (“Holder”).

WHEREAS, the Company wishes to grant Holder an option (the “Option”) to purchase ordinary shares of the Company, par value $0.0001 per share (the “Common Stock”), pursuant to the terms of the Notice of Grant and Signature Page, this Agreement (including, in the case of Foreign Holders, the Foreign Country Appendix) and The Amended and Restated 2013 Incentive Award Plan of Actavis plc, as amended from time to time (the terms of which are hereby incorporated by reference and made a part of this Agreement, the “Plan”); and

WHEREAS, it has been determined that it would be to the advantage and best interest of the Company and its shareholders to grant Holder the Option as an inducement to enter into or remain in the service of the Company or its Subsidiaries and as an incentive for increased efforts during such service.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I

GRANT OF OPTION

Section 1.1 – Grant of Option and Purchase Price. The Company grants to Holder the option to purchase any part or all of an aggregate of that many shares of Common Stock as set forth on the Notice of Grant and Signature Page hereto, upon the terms and conditions set forth in this Agreement (including, in the case of Foreign Holders, the Foreign Country Appendix). The per share purchase price of the shares of Common Stock covered by the Option shall be as set forth on the Notice of Grant and Signature Page hereto, without commission or other charge.

Section 1.2 – Consideration to Company. In consideration of the granting of this Option by the Company, Holder agrees to render faithful and efficient services to the Company or a Subsidiary, with such duties and responsibilities as the Company shall from time to time prescribe, for a period of at least one (1) year from the date this Option is granted. Nothing in this Agreement or in the Plan shall confer upon Holder any right to continue in the employ or engagement of the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which are hereby expressly reserved, to discharge or terminate the engagement with Holder at any time for any reason whatsoever, with or without Cause.

ARTICLE II

PERIOD OF EXERCISABILITY

Section 2.1 – Exercisability. Subject to Section 2.2, Section 2.4, Section 4.5 and the terms of any written agreement between the Company and Holder relating to the exercisability of the Option, the Option shall become exercisable as set forth in the Notice of Grant and Signature Page hereto. No portion of the Option which is unexercisable at Termination of Employment shall thereafter become exercisable.

Each such installment which becomes exercisable pursuant to this Section 2.1 or Section 2.4 shall remain exercisable until it becomes unexercisable under Section 2.2 or the Plan.

Section 2.2 – Expiration of Option. (a) Subject to subsection (b), the Option may not be exercised to any extent by anyone after the first to occur of the following events:

(i) The expiration of ten (10) years from the date the Option was granted;

(ii) Except in the case of Holder’s Disability or as set forth in Sections 2.2(a)(iv) and (v), the expiration of three (3) months from the date of Holder’s Termination of Employment (as defined herein), unless Holder dies within said three month period;

(iii) In the case of Holder’s Disability, the expiration of one (1) year from the date of Holder’s Termination of Employment by reason of Holder’s Disability;

(iv) The expiration of one (1) year from the date of Holder’s death;

(v) Upon Holder’s Termination of Employment, by the Company or a Subsidiary of the Company for Cause, at the discretion of the Administrator effective upon written notice to Holder; or

(vi) Notwithstanding (ii), above, the expiration of three (3) years from the date of Holder’s Termination of Employment by the Company or a Subsidiary of the Company other than for Cause or by the Holder for Good Reason, provided in each case that such Termination of Employment occurs within twenty-four (24) months following a Change in Control of the Company.

(b) If, upon Holder’s Termination of Employment, Holder has completed five or more years of continuous service with the Company or a Subsidiary, subsection (a) shall not apply, and the Option may not be exercised to any extent by anyone after the first to occur of the following events:

(i) The expiration of ten (10) years from the date the Option was granted; or

(ii) The expiration of two (2) years from the date of Holder’s Termination of Employment.

(c) For purposes of this Section 2.2, “Termination of Employment” has the definition contained in the Plan; provided, however, that upon the mutual written agreement of the Company and the Holder, Holder’s cessation of employment shall not be considered a Termination of Employment if Holder continues to hold the position of a member of the Board of Directors of the Company as of the employment termination date, or becomes a member of the Board of Directors as of the employment termination date. Any reference to a Termination of Employment shall thereinafter be the date upon which Holder ceases to be a member of the Board of Directors.

Section 2.3 – Special Tax Consequences. Holder acknowledges that, to the extent that the aggregate Fair Market Value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code), including the Option, are exercisable for the first time by Holder during any calendar year under the Plan and all other incentive stock option plans of the Company, any Subsidiary and any parent corporation thereof (within the meaning of Section 422 of the Code)) exceeds $100,000, such options shall not be treated as “incentive stock options” to the extent required by Section 422 of the Code. Holder further acknowledges that the rule set forth in the preceding sentence shall be applied by taking options into account in the order in which they were granted. For purposes of these rules, the Fair Market Value of stock shall be determined as of the time the option with respect to such stock is granted.

Section 2.4 – Change in Control. Notwithstanding any provision to the contrary, in the event of a Change in Control, each outstanding Option shall be remain outstanding, be assumed, or a Qualified Substitute award shall be substituted by the successor corporation, or a parent or subsidiary of the successor corporation. If the Option continues to be outstanding following the effective date of the Change in Control, then the Option shall continue to vest pursuant to the terms contained in the attached Notice of Grant and Signature Page, provided that in the event of a Qualified Termination of the Holder’s employment by the Company, a Subsidiary or the successor corporation during the two (2) year period following the Change in Control, any unvested Options will immediately become vested and exercisable to the extent permitted by law.

ARTICLE III

EXERCISE OF OPTION

Section 3.1 – Person Eligible to Exercise. During the lifetime of Holder, only Holder may exercise the Option or any portion thereof. After the death of Holder, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 2.2 or the Plan, be exercised by Holder’s personal representative or by any person empowered to do so under the deceased Holder’s will or under the then applicable laws of descent and distribution.

Section 3.2 – Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part as to whole shares only at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 2.2 or the Plan.

Section 3.3 – Manner of Exercise. The Option, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable, of all of the following prior to the time when the Option or such portion becomes unexercisable under Section 2.2 or the Plan:

(a) A written notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised. The notice shall be signed by Holder or other person then entitled to exercise the Option or such portion; and

(b)(i) Full cash payment to the Secretary of the Company for the shares with respect to which such Option or portion is exercised;

(ii) With the consent of the Administrator (which consent may be withheld in its sole and absolute discretion), (A) shares of the Company’s Common Stock owned by Holder, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof, or (B) shares of the Company’s Common Stock issuable to Holder upon exercise of the Option, with a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof;

(iii) With the consent of the Administrator (which consent may be withheld in its sole and absolute discretion), a notice that Holder has placed a market sell order with a broker with respect to shares of the Company’s Common Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price; or

(iv) With the consent of the Administrator (which consent may be withheld in its sole and absolute discretion), any combination of the consideration provided in the foregoing subparagraphs (i), (ii) and (iii); and

(c) Full payment to the Company (or other employer corporation) of all amounts which, under federal, state or local tax law, it is required to withhold upon exercise of the Option. With the consent of the Administrator (which consent may be withheld in its sole and absolute discretion), all or part of such payment may be made in the form of (i) shares of the Company’s Common Stock owned by Holder, duly endorsed for transfer, with a Fair Market Value equal to the sums required to be withheld, or (ii) shares of the Company’s Common Stock issuable to Holder upon exercise of the Option with a Fair Market Value equal to the sums required to be withheld; provided, that the number of shares of Common Stock which may be withheld with respect to the issuance, vesting, exercise or payment of the Option (or which may be repurchased from Holder within six months after such shares of Common Stock were acquired by Holder from the Company) in order to satisfy Holder’s federal and state income and payroll tax liabilities with respect to the issuance, vesting, exercise or payment of the Option shall be limited to the number of shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal and state tax income and payroll tax purposes that are applicable to such supplemental taxable income; and

(d) In the event the Option or portion shall be exercised pursuant to Section 3.1 by any person or persons other than Holder, appropriate proof of the right of such person or persons to exercise the Option.

Section 3.4 – Conditions to Issuance of Stock Certificates. The shares of stock deliverable upon the exercise of the Option, or any portion thereof, may be either previously authorized but unissued shares or, to the extent applicable to the Company, issued shares which have then been reacquired by the Company and are held as treasury shares available for re-issue. Such shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any certificate or certificates for shares of stock purchased upon the exercise of the Option or portion thereof prior to fulfillment of all of the following conditions:

(a) The admission of such shares to listing on all stock exchanges on which such class of stock is then listed; and

(b) The completion of any registration or other qualification of such shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable; and

(c) The obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable; and

(d) The lapse of such reasonable period of time following the exercise of the Option as the Administrator may from time to time establish for reasons of administrative convenience; and

(e) The receipt by the Company of full payment for such shares, including payment of all amounts which, under federal, state or local tax law, the Company (or other employer corporation) is required to withhold upon exercise of the Option.

Section 3.5 – Rights as Shareholder. Holder shall not be, nor have any of the rights or privileges of, a shareholder of the Company in respect of any shares purchasable upon the exercise of any part of the Option unless and until certificates representing such shares have been issued by the Company to Holder.

ARTICLE IV

OTHER PROVISIONS

Section 4.1 – Administration. The Administrator shall have the power to interpret the Plan and this Agreement, and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith, to interpret, amend or revoke any such rules and to amend this Agreement provided that the rights or obligations of Holder are not affected adversely. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon Holder, the Company and all other interested persons. No member of the Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Option.

Section 4.2 – Option Not Transferable. Neither the Option nor any interest or right therein or part thereof shall be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until the shares underlying such Option have been issued. Neither the Option nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of Holder or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

During the lifetime of Holder, only he may exercise an Option (or any portion thereof) granted to him under the Plan, unless it has been disposed of with the consent of the Administrator pursuant to a DRO. After the death of Holder, any exercisable portion of an Option may, prior to the time when such portion becomes unexercisable under the Plan or this Agreement, be exercised by his personal representative or by any person empowered to do so under the deceased Holder’s will or under the then applicable laws of descent and distribution.

Section 4.3 – Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to Holder shall be addressed to him at the address given beneath his signature hereto. By a notice given pursuant to this Section 4.3, either party may hereafter designate a different address for notices to be given to him. Any notice which is required to be given to Holder shall, if Holder is then deceased, be given to Holder’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 4.3. Any notice shall be deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

Section 4.4 – Titles and Construction. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement. This Agreement shall be administered, interpreted and enforced under the internal laws of the State of New Jersey, without regard to conflicts of laws thereof.

Section 4.5 – Conformity to Securities Laws. Holder acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, including without limitation Rule 16b-3. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

Section 4.6 – Foreign Country Appendix. In the case of Foreign Holders, notwithstanding any provisions in this Award Agreement, the Option award shall be subject to any special terms and conditions set forth in the Foreign Country Appendix to this Award Agreement for Holder’s country of residence. Moreover, if Holder relocates to one of the countries included in the Foreign Country Appendix, the special terms and conditions for such country will apply to Holder, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Foreign Country Appendix constitutes part of this Award Agreement.

Section 4.7 – Authorization to Release Necessary Personal Information.

(a) In the case of Foreign Holders, Holder hereby authorizes and directs Holder’s employer or the entity to which Holder provides services to collect, use and transfer in electronic or other form, any personal information (the “Data”) regarding Holder’s employment or services, the nature and amount of Holder’s compensation and the fact and conditions of Holder’s participation in the Plan (including, but not limited to, Holder’s name, home address, telephone number, date of birth, social security number (or other applicable social or national identification number), salary, nationality, job title, number of shares of Common Stock held and the details of all Options or any other entitlement to shares of Common Stock awarded, cancelled, exercised, vested, unvested or outstanding) for the purpose of implementing, administering and managing Holder’s participation in the Plan. Holder understands that the Data may be transferred to the Company or any of its Subsidiaries, or to any third parties assisting in the implementation, administration and management of the Plan, including any requisite transfer to a broker or other third party assisting with the grant of Options under the Plan or with whom shares of Common Stock or cash acquired upon sale of the shares of Common Stock may be deposited. Holder acknowledges that recipients of the Data may be located in different countries, and those countries may have data privacy laws and protections different from those in the country of Holder’s residence. Furthermore, Holder acknowledges and understands that the transfer of the Data to the Company or any of its Subsidiaries, or to any third parties, is necessary for Holder’s participation in the Plan.

(b) Holder may at any time withdraw the consents herein, by contacting Holder’s local human resources representative in writing. Holder further acknowledges that withdrawal of consent may affect Holder’s ability to realize benefits from the Options, and Holder’s ability to participate in the Plan.

ARTICLE V

DEFINITIONS

Whenever the following terms are used in this Agreement, they shall have the meaning specified below. The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates. All capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Plan.

“Cause” shall mean (i) “Cause”, as defined in the employment agreement, if any, between the Company or a Subsidiary of the Company and Holder, as in effect from time to time, or (ii) in the absence of such an employment agreement or definition, as determined by the Administrator in its sole discretion, (A) Holder’s conviction of, or no contest plea to, a felony or a misdemeanor involving moral turpitude or the equivalent conviction in any other jurisdiction, or (B) Holder’s gross negligence or misconduct, or material violation of the Company’s policies (including without limitation the Company’s policy on insider trading), or a material breach of Holder’s duties or loyalty to the Company, or (C) Holder’s fraud, embezzlement or criminal conduct that is damaging to the Company, or (D) Holder’s willful or continued failure to substantially perform his or her duties to the Company.

FOREIGN COUNTRY APPENDIX

TO EXHIBIT 1-A

ADDITIONAL TERMS AND CONDITIONS OF THE AWARD AGREEMENT

UNITED KINGDOM

Terms and Conditions

Sub-Plan. All references in the Award Agreement, Notice of Grant and Instructions to the “Plan” should be replaced with references to the UK specific sub-plan to The Amended and Restated 2013 Incentive Award Plan of Actavis plc (the “Plan”), as appended to the Plan (the “Sub-Plan”). Only Employees shall be entitled to receive Options and all references in the Award Agreement to your service shall be replaced with references to your employment.

Section 2.3 – Special Tax Consequences. The following provision replaces Section 2.3 of the Award Agreement:

Holder acknowledges that none of the Options comprise an “incentive stock option” (within the meaning of Section 422 of the Code).

EXHIBIT 1-B

THE AMENDED AND RESTATED 2013 INCENTIVE AWARD PLAN

Provided Separately